Exhibit 4.7

GREEN FIELD ENERGY SERVICES, INC.

250,000 Warrants

EQUITY REGISTRATION RIGHTS AGREEMENT

November 15, 2011

JEFFERIES & COMPANY, INC.

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Green Field Energy Services, Inc., a Delaware corporation (the “Company”), is issuing and selling to Jefferies & Company, Inc. (the “Initial Purchaser”) 250,000 units that, in the aggregate, consist of (i) $250,000,000 in aggregate principal amount of 13% Senior Secured Notes due 2016 (each a “Note” and, collectively, the “Notes”) and (ii) 250,000 warrants (each a “Warrant” and collectively, the “Warrants”) to purchase the Company’s common stock, par value $0.01 per share, (“Common Stock”), in each case, upon the terms set forth in the Purchase Agreement, dated November 9, 2011, by and among the Company, the Initial Purchaser and the guarantors named therein (the “Purchase Agreement”). As an inducement to the Initial Purchaser for the benefit of the Holders (as defined below and including, without limitation, the Initial Purchaser) to enter into the Purchase Agreement, the Company agrees with the Initial Purchaser as follows:

Section 1. Definitions.

Capitalized terms that are used herein without definition and are defined in the Purchase Agreement shall have the respective meanings ascribed to them in the Purchase Agreement. As used in this Agreement, the following capitalized terms shall have the following meanings:

Affiliate: As defined in Rule 144.

Blackout Period: As defined in Section 5(b) hereof.

Business Day: Any day that is not a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or required by law or executive order to be closed.

Closing Date: November 15, 2011.

Counsel to the Holders: Initially such counsel as designated by the Warrant Agent, and thereafter chosen from time to time by the Holders of a majority of Registrable Securities, and shall be deemed to include any local counsel that may be necessary and appropriate to provide customary opinions to the managing underwriters, if any, of an underwritten offering.

Effectiveness Date: The 300th day after the Closing Date.

Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

Filing Date: The 210th day after the Closing Date.

FINRA: Financial Industry Regulatory Authority, Inc.

Free Writing Prospectus: As defined in Rule 405 promulgated under the Securities Act.

Holder: As defined in Section 2 hereof.

Indemnified Party: As defined in Section 8(c) hereof.

Indemnifying Party: As defined in Section 8(c) hereof.

Losses: As defined in Section 8(a) hereof.

Maximum Contribution Amount: As defined in Section 8(d) hereof.

Person: An individual, trustee, corporation, partnership, limited liability company, joint stock company, trust, unincorporated association, union, business association, firm, government or agency or political subdivision thereof, or other legal entity.

Piggy-Back Registration: As defined in Section 6 hereof.

Prospectus: The prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A, 430B or 430C), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

Public Equity Offering: means an underwritten offering of Common Stock pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-4 or Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

Registrable Securities: means any of (i) the Warrant Shares (whether or not the related Warrants have been exercised) and (ii) any other securities issued or issuable with respect to the Warrants or Warrant Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided that such securities shall cease to be Registrable Securities upon the earliest to occur of the following (a) a registration statement with respect to the offering of such securities by the Holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of by such Holder pursuant to such registration statement, (b) such securities shall have been sold to the public pursuant to Rule 144 promulgated under the Securities Act, (c) such securities shall have been otherwise transferred by the Holder thereof and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or its transfer agent and subsequent disposition of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force or (d) such securities shall have ceased to be outstanding.

Registration Statement: Any registration statement of the Company relating to, or entitling a Holder to request, the registration for resale of Registrable Securities, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

Rule 144: Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule (other than Rule 144A) or regulation hereafter adopted by the SEC providing for offers and sales of securities made in compliance therewith resulting in offers and sales by subsequent Holders that are not affiliates of an issuer or such securities being free of the registration and prospectus delivery requirements of the Securities Act.

Rule 144A: Rule 144A promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule (other than Rule 144) or regulation hereafter adopted by the SEC.

Rule 158: Rule 158 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

Rule 415: Rule 415 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

Rule 430A: Rule 430A promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

Rule 430B: Rule 430B promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

Rule 430C: Rule 430C promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

SEC: The U.S. Securities and Exchange Commission.

Securities Act: The Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Shelf Registration Statement: As defined in Section 4 hereof.

Warrant Agent: Wilmington Trust, National Association.

Warrant Agreement: The Warrant Agreement dated as of the Closing Date between the Company and the Warrant Agent.

Warrant Shares: The Common Stock or other securities that any Holder may acquire upon exercise of a Warrant, together with any other securities which such Holder may acquire on account of any such securities, including, without limitation, as the result of any dividend or other distribution on Common Stock or any split or combination of such Common Stock as provided for in the Warrant Agreement.

Warrants: The warrants of the Company issued and sold pursuant to the Purchase Agreement and the Warrant Agreement, together with any warrants issued in substitution or replacement therefor.

Section 2. Holders of Registrable Securities.

A Person is deemed to be a Holder of Registrable Securities (a “Holder”) whenever such Person owns Registrable Securities or has the right to acquire such Registrable Securities by exercising Warrants held by such Person, whether or not such acquisition has actually been effected. Notwithstanding the foregoing, the Company and any of its agents may treat the Person in whose name the Registrable Securities are registered as a Holder for all purposes hereunder.

Section 3. Registration Procedures.

In connection with any Registration Statement filed by the Company, the Company shall:

(a) permit any Holder of Registrable Securities, Counsel to the Holders, any underwriter participating in any disposition pursuant to a Registration Statement, and any other attorney, accountant or other agent retained by such Holder of Registrable Securities or underwriter, to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement, any amendment thereof, and any Prospectus supplements relating thereto;

(b) give written notice to the Initial Purchaser and the Holders:

(i) when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening in writing of any proceeding for such purpose; and

(v) of the happening of any event that requires the Company to make changes in the Registration Statement or the Prospectus in order that the Registration Statement or the Prospectus does not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading.;

(c) make every reasonable effort to obtain the withdrawal at the earliest possible time, of any order suspending the effectiveness of the Registration Statement;

(d) furnish to each Holder upon request, without charge, at least one copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits thereto (including those, if any, incorporated by reference);

(e) during the period in which the Registration Statement is effective, deliver to each Holder, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in the Registration Statement as such Holder may reasonably request. The Company consents, subject to the provisions of this Agreement, to the use of the Prospectus by each of the Holders in connection with the offering and sale of Registrable Securities;

(f) prior to any public offering of the Registrable Securities pursuant to any Registration Statement, use its commercially reasonable efforts to register or qualify and to cooperate with the Holders and the Counsel to the Holders in connection with the registration or qualification (or exemption from such registration or qualification) of the Registrable Securities for offer and sale under the securities or “blue sky” laws of such states of the United States as any Holder reasonably requests in writing and do any and all other acts or things necessary or reasonably advisable to enable the offer and sale in such jurisdictions of the Registrable Securities; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action which would subject it to general service of process or to taxation in any jurisdiction where it is not then so subject;

(g) use commercially reasonable efforts to cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to any Registration Statement free of any restrictive legends and in such denominations and registered in such names as the Holders may request a reasonable period of time prior to sales of the Registrable Securities pursuant to such Registration Statement;

(h) upon the occurrence of any event contemplated by paragraphs (ii) through (v) of Section 3(b) above during the period for which the Company is required to maintain an effective Registration Statement, prepare and file as soon as reasonably practicable a post-effective amendment to the Registration Statement or a supplement to the related Prospectus and any other required document so that, as thereafter delivered to Holders or purchasers of Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(i) not later than the effective date of the Registration Statement, provide a CUSIP number for the Registrable Securities and provide the Warrant Agent with printed certificates for the Registrable Securities, in a form eligible for deposit with The Depository Trust Company;

(j) use its reasonable best efforts to comply with all rules and regulations of the SEC to the extent and so long as they are applicable to the Registration Statement and will make generally available to its securityholders (or otherwise provide in accordance with Section 11(a) of the Securities Act and Rule 158 thereunder) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement, which statement shall cover such 12-month period;

(k) the Company shall distribute to each Holder of Registrable Securities at least 30 days prior to the filing of a Registration Statement, notice of such filing and a sellingsecurity holder questionnaire soliciting such information as may be required or reasonably advisable under applicable requirements of the SEC for inclusion in such Registration Statement;

(l) the Company may require each Holder of Registrable Securities to be sold pursuant to a Registration Statement to furnish to the Company such information as may be required or reasonably advisable under applicable requirements of the SEC and shall include the names of the Holders who propose to sell Registrable Securities pursuant to the Registration Statement as selling securityholders in the Registration Statement; provided, that the Company may exclude from such registration the Registrable Securities of any Holder that fails to furnish such information within 30 days after receiving such written request;

(m) (i) make reasonably available for inspection by the Holders of the Registrable Securities and any attorney, accountant or other agent retained by the Holders of the Registrable Securities all pertinent financial and other relevant corporate records and documents of the Company and its subsidiaries and (ii) cause the officers, directors, employees, accountants and auditors of the Company and its subsidiaries to supply all relevant information reasonably requested by the Holders of the Registrable Securities or any such attorney, accountant or agent in connection with the Registration Statement, in each case, as shall be reasonably necessary to enable such Persons, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided, however, that any such records, documents and such information that is designated in writing by the Company, in good faith, as confidential at the time of delivery of such records, documents or information shall be kept confidential by any such Persons pursuant to the terms of a confidentiality agreement between the Company and such Persons containing customary terms and provisions and in form and substance reasonably satisfactory to the Company and such Persons;

(n) furnish to each Holder offering Registrable Securities pursuant to the Registration Statement a signed counterpart, addressed to such Holder, of (x) subject to each selling Holder to whom the comfort letter is addressed providing a customary representation letter to the independent registered public accounting firm of the Company in form and substance reasonably satisfactory to such accountants, a comfort letter or comfort letters from the Company’s independent public accountants in customary form and covering such matters of the kind customarily covered in comfort letters (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and (y) an opinion or opinions of counsel to the Company in customary form and covering such matters of the kind customarily covered in opinions in underwritten offerings, provided, that the delivery of any “10b-5 statement” may be conditioned on the prior or concurrent delivery of a comfort letter pursuant to clause (x) above; provided that the Company shall only be required to comply with this clause (n) in connection with the pricing and closing of any underwritten Public Equity Offering in which a Holder participates pursuant to its rights under Section 6; and

(o) use its reasonable best efforts to take all other actions necessary to effect the registration and sale of the Registrable Securities contemplated hereby.

If any such Registration Statement refers to any Holder by name or otherwise as the Holder or any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Holder, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar Federal statute then in force, the deletion of the reference to such Holder in any amendment or supplement to the Registration Statement filed or prepared subsequent to the time that such reference ceases to be required.

Section 4. Shelf Registration.

(a) The Company shall (i) prepare and cause to be filed with the SEC on or before the Filing Date pursuant to Rule 415 under the Securities Act a shelf registration statement on the appropriate form relating to resales of all Registrable Securities (the “Shelf Registration Statement”), (ii) use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the Effectiveness Date and (iii) use its commercially reasonable efforts to keep the Shelf Registration Statement required by this Section 4(a) continuously effective, amended and current as required by and subject to the provisions of Section 4(a) hereof and in conformity with the requirements of this Agreement, the Securities Act (including (A) preparing and filing with the SEC such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement effective; (B) causing the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and complying fully with Rules 424 and 462, as applicable, under the Securities Act in a timely manner; and (C) complying with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Registration Statement), until the second anniversary of the effective date of such Shelf Registration Statement; provided that such obligation shall expire before such date if all the Registrable Securities covered by the Shelf Registration Statement (i) have been sold pursuant thereto or (ii) are no longer Registrable Securities.

(b) No Holder may include any of its Registrable Securities in the Shelf Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Company in writing, within 30 days after receipt of a written request therefor, the information specified in Item 507 or 508 of Regulation S-K, as applicable, of the Securities Act for use in connection with any Shelf Registration Statement or Prospectus or preliminary Prospectus included therein. Each selling Holder agrees to promptly furnish additional information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading.

(c) The Company shall use its reasonable best efforts to convert any Shelf Registration Statement that is on a Form S-1 to a Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

(d) The Company shall be deemed not to have used its commercially reasonable efforts to keep the Shelf Registration Statement effective during the requisite period if it voluntarily takes any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell such Registrable Securities during that period, unless such action is required by applicable law or this Agreement.

Section 5. Limitations, Conditions and Qualifications to Obligations under Registration Covenants.

(a) The obligations of the Company described in Section 4 and Section 6 of this Agreement are subject to the obligations of the Holders (i) to furnish all information and materials described in Section 3(k) hereof and (ii) to take any and all actions as may be required under Federal and state securities laws and regulations to permit the Company to comply with all applicable requirements of the SEC.

(b) Notwithstanding anything to the contrary in this Agreement, subject to the remainder of this Section 5(b), the Company shall be entitled to postpone the filing of or suspend the effectiveness of, or suspend the rights of any selling Holders Registrable Securities to make sales pursuant to any Registration Statement otherwise required to be prepared, filed and kept effective by it under Section 4 or 6, in the event that, and for a period (a “Blackout Period”) not to exceed an aggregate of 90 days in any 12 month period, (1) an event or circumstance occurs and is continuing as a result of which the Registration Statement, any related Prospectus or any document incorporated therein by reference as then amended or supplemented or proposed to be filed would in the Company’s good faith judgment contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (2) (a) the Company determines in its good faith judgment that the disclosure of such event or circumstance at such time would reasonably be expected to have a material adverse effect on the Company’s business, operations or prospects or (b) the disclosure otherwise relates to a material business transaction or development that has not yet been publicly disclosed and the Company’s board of directors also determines in good faith, that any disclosure thereof would jeopardize the success of the transaction or that disclosure of the transaction is prohibited by the terms thereof. In addition to the foregoing, prior to the time that the Company becomes eligible to file a registration statement on Form S-3 under the Securities Act, the Company shall be entitled to suspend the effectiveness of the Registration Statement or amendment thereto, or use of a prospectus for a period not to exceed 30 days in any 90 day period only in order to permit the Company to file post-effective amendments to any such registration statement. If the Company shall so postpone the effectiveness of, or suspend the rights of any selling Holders of Registrable Securities to make sales pursuant to, a Registration Statement, it shall, as promptly as possible, notify any selling Holders of Registrable Securities of such determination, and the selling Holders of Registrable Securities shall (y) have the right, in the case of a postponement of the effectiveness of a Registration Statement, upon the affirmative vote of selling Holders of Registrable Securities of not less than a majority of the Registrable Securities to be included in such Registration Statement, to withdraw the request for registration by giving written notice to the Company within 10 days after receipt of such notice or (z) in the case of a suspension of the right to make sales, receive an extension of the registration period referred to in Section 4(a) or Section 6(a) hereof, as applicable, equal to the number of days of the suspension.

(c) Each Holder agrees, if and to the extent requested in writing by the managing underwriter or underwriters in a Public Equity Offering, not to effect any public sale or distribution of Registrable Securities, including a sale pursuant to Rule 144A (except as part of such Public Equity Offering), during the 180 day period following the Company’s initial Public Equity Offering and the 90 day period beginning on the closing date of any other such Public Equity Offering, subject in each case to customary extensions in connection with compliance with NASD Rule 2711. In the event that the Company is not otherwise in compliance with the provisions of this Agreement at the time the Company or such managing underwriter or underwriters send notice pursuant to this Section 5(c), the Holders shall not be required to comply with this Section 5(c). In addition, the provisions of this Section 5(c) shall not apply to any Holder of Registrable Securities if such Holder is prevented by applicable statute or regulation from entering into any such agreement.

Section 6. Piggy-Back Registration of Registrable Securities.

(a) If at any time after the Closing Date the Company proposes to file a Registration Statement under the Securities Act with respect to a Public Equity Offering, then the Company shall give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable (but in no event fewer than 15 Business Days before the anticipated filing date), and such notice shall offer such Holders the opportunity to register such number of Registrable Securities as each Holder may request in writing within 10 Business Days after receipt of such written notice from the Company (which request shall specify the Registrable Securities intended to be disposed of by such selling Holder of Registrable Securities and the intended method of distribution thereof) (a “Piggy-Back Registration”); provided that any Holder of Warrants so requesting shall agree, upon or prior to the closing of an offering pursuant to any such Registration Statement other than a registration statement filed with the SEC pursuant to Rule 415 under the Securities Act (but in no event earlier than the Separation Date (as defined in the Warrant Agreement)), to exercise their Warrants at least to the extent necessary for such Holder to acquire the number of Registrable Securities for which such Holder has requested registration; provided, further, that no Holder of Registrable Securities shall have “piggy-back” registration rights with respect to their Registrable Securities for any registration statement filed by the Company to register exchange notes for the Notes pursuant to the Registration Rights Agreement, dated as of November 15, 2011, between the Company and the Initial Purchaser. The Company shall use its commercially reasonable efforts to cause the managing underwriter or underwriters, if any, of such proposed offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company or any other securityholder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. Any selling Holder of Registrable Securities shall have the right to withdraw its request for inclusion of its Registrable Securities in any Shelf Registration Statement pursuant to this Section 6 by giving written notice to the Company of its request to withdraw at any time prior to the filing of such Shelf Registration Statement with the SEC. The Company will pay all registration expenses described in Section 7 hereof in connection with each registration of Registrable Securities requested pursuant to this Section 6, and each Holder of Registrable Securities shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to a Piggy-Back Registration effected pursuant to this Section 6.

No registration effected under this Section 6, and no failure to effect a registration under this Section 6, shall relieve the Company of its obligations to effect a registration pursuant to Section 4 hereof of any Registrable Securities not included in such Piggy-Back Registration, and no failure to effect a registration required under this Section 6 and to complete the sale of securities registered thereunder in connection therewith shall relieve the Company of any other obligation under this Agreement.

(b) Priority in Piggy-Back Registration. In a registration pursuant to this Section 6 involving an underwritten offering, if the managing underwriter or underwriters of such underwritten offering have informed, in writing, the Company and the selling Holders of Registrable Securities requesting inclusion in such offering that in such underwriter’s or underwriters’ opinion the total number of securities which the

Company, the selling Holders of Registrable Securities and any other Persons desiring to participate in such registration intend to include in such offering is such as to adversely affect the success of such offering, including the price at which such securities can be sold, then the Company will be required to include in such registration only the amount of securities which it is so advised should be included in such registration. In such event: (x) in cases initially involving the registration for sale of securities for the Company’s own account, securities shall be registered in such offering in the following order of priority: (i) first, the securities which the Company proposes to register, (ii) second, provided that no securities proposed to be registered by the Company have been excluded from such registration, the securities that have been requested to be included in such registration statement by the selling Holders of Registrable Securities pursuant to this Agreement and other Persons that have “piggy-back” registration rights pursuant to contractual commitments of the Company in effect as of the date of this Agreement (pro rata based on the amount of securities sought to be registered by such Holders and other Persons or otherwise giving effect to any registration priorities under contractual commitments of the Company existing and in effect as of the date of this Agreement), and (iii) third, provided that no securities sought to be included by the selling Holders of Registrable Securities have been excluded from such registration, the securities of other Persons entitled to exercise “piggy-back” registration rights pursuant to contractual commitments of the Company (pro rata based on the amount of securities sought to be registered by such Persons); and (y) in cases initially involving the registration for sale of securities pursuant to “demand” registration rights, securities shall be registered in such offering in the following order of priority: (i) first, the securities of any Person whose exercise of a “demand” registration right pursuant to a contractual commitment of the Company is the basis for the registration, (ii) second, provided that no securities of any Person whose exercise of a “demand” registration right pursuant to a contractual commitment of the Company is the basis for such registration have been excluded from such registration, the securities requested to be included in such registration by the selling Holders of Registrable Securities pursuant to this Agreement and other Persons that have “piggy-back” registration rights pursuant to contractual commitments of the Company in effect as of the date of this Agreement (pro rata based on the amount of securities sought to be registered by such Holders and other Persons or otherwise giving effect to any registration priorities under contractual commitments of the Company existing and in effect as of the date of this Agreement), (iii) third, provided that no securities sought to be included by the selling Holders of Registrable Securities have been excluded from such registration, securities of other Persons entitled to exercise “piggy-back” registration rights pursuant to contractual commitments of the Company (pro rata based on the amount of securities sought to be registered by such Persons) and (iv) fourth, provided that no securities sought to be included by other Persons entitled to exercise “piggy-back” registration rights pursuant to such contractual commitments have been excluded from such registration, any securities which the Company proposes to register.

(c) Exclusion of Registrable Securities. The Company shall not be required by this Section 6 to include Registrable Securities in a Piggy-Back Registration if in the written opinion of outside counsel to the Company, addressed to the Holders of Registrable Securities and delivered to them, the Holders of such Registrable Securities seeking registration would be free to sell all such Registrable Securities without registration under Rule 144, which opinion may be based in part upon the representation by the Holders of such Registrable Securities seeking registration, which representation shall not be unreasonably withheld, that each such Holder is not an affiliate of the Company within the meaning of the Securities Act.

Section 7. Registration Expenses.

(a) All expenses incident to the Company’s performance of and compliance with this Agreement will be borne by the Company, regardless of whether a Registration Statement is ever filed or becomes effective, including without limitation:

(i) all registration and filing fees and expenses (including all SEC and stock exchange and FINRA fees and expenses);

(ii) all fees and expenses of compliance with federal securities and state “blue sky” or securities laws (including, without limitation, reasonable fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Registrable Securities);

(iii) all expenses of printing, preparing, filing, duplicating and distributing a Registration Statement and the related prospectus (including certificates for the Securities to be issued in the registration and printing of Prospectuses) requested in accordance with this Agreement,

(iv) messenger and delivery services and telephone usage and costs and charges of any transfer agent;

(v) all fees and disbursements of counsel for the Company;

(vi) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit required by or incident to such performance);

(vii) the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by selling Holders);

(viii) reasonable fees and expenses the Counsel to the Holders and other reasonable out-of-pocket expenses of the selling Holders;

(ix) Securities Act liability insurance, if the Company desires such insurance;

(x) the fees and expenses of all other Persons retained by the Company;

(xi) fees and expenses of any “qualified independent underwriter” or other independent appraiser participating in an offering pursuant to Section 3 of Schedule E to the By-laws of the FINRA, but only where such a “qualified independent underwriter” is required due to a relationship with the Company;

(xii) internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees of the Company performing legal or accounting duties);

(xiii) the expense of any annual audit;

(xiv) the fees and expenses of the Warrant Agent; and

(xv) the expenses relating to printing, word processing and distributing all Registration Statements, underwriting agreements, securities sales agreements, indentures and any other documents necessary in order to comply with this Agreement.

(b) The Holders shall pay the underwriting discounts, commissions, and transfer taxes, if any, in connection with the Registration Statement requested under Section 4 or 6, which costs shall be allocated pro rata among all Holders on whose behalf Registrable Securities of the Company are included in such registration on the basis of the respective amounts of the Registrable Securities then being registered on their behalf.

Section 8. Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, each Person, if any, who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) and the officers, directors, partners, agents and employees of each such Holder and controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees as provided in this Section 8) and expenses (including, without limitation, reasonable costs and expenses incurred in connection with investigating, preparing, pursuing or defending against any of the foregoing) (collectively, “Losses”), as incurred, directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or form of prospectus, or in any amendment or supplement thereto, or in any preliminary prospectus or Free Writing Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such Losses are solely based upon information relating to such Holder and furnished in writing to the Company by such Holder or the Counsel to the Holders for use therein. The Company also agree to indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each Person who controls such Persons (within the meaning of Section 5 of the Securities Act or Section 20(a) of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders.

(b) Indemnification by Holder. In connection with any Registration Statement, Prospectus or form of prospectus, any amendment or supplement thereto, or any preliminary prospectus or Free Writing Prospectus in which a Holder is participating, such Holder, severally and not jointly with other Holders, shall indemnify and hold harmless the Company, its directors and each Person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20(a) of the Exchange Act), and the directors, officers and partners of such controlling persons, to the fullest extent lawful, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or Free Writing Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading to the extent, but only to the extent, that such losses are finally judicially determined by a court of competent jurisdiction in a final, unappealable order to have resulted solely from an untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in or omitted from any information so furnished in writing by such Holder to the Company expressly for use therein. Notwithstanding the foregoing, in no event shall the liability of any selling Holder be greater in amount than such Holder’s Maximum Contribution Amount (as defined below).

(c) Conduct of Indemnification Proceedings. If any proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the party or parties from which such indemnity is sought (the “Indemnifying Party” or “Indemnifying Parties”, as applicable) in writing; but the omission to so notify the Indemnifying Party (i) will not relieve such Indemnifying Party from any liability under paragraph (a) or (b) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided in paragraphs (a) and (b) above.

The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party, within 20 Business Days after receipt of written notice from such Indemnified Party of such proceeding, to assume, at its expense, the defense of any such proceeding; provided, that an Indemnified

Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or parties unless: (1) the Indemnifying Party has agreed to pay such fees and expenses in writing; (2) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding or shall have failed to employ counsel reasonably satisfactory to such Indemnified Party; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party or any of its affiliates or controlling persons, and such Indemnified Party shall have been advised by counsel that there may be one or more defenses available to such Indemnified Party that are in addition to, or in conflict with, those defenses available to the Indemnifying Party or such affiliate or controlling person (in which case, if such Indemnified Party notifies the Indemnifying Parties in writing that it elects to employ separate counsel at the expense of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume the defense and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party; it being understood, however, that, the Indemnifying Party shall not, in connection with any one such proceeding or separate but substantially similar or related proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party).

No Indemnifying Party shall be liable for any settlement of any such proceeding effected without its written consent, which shall not be unreasonably withheld, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such proceeding, each Indemnifying Party jointly and severally agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each Indemnified Party from and against any and all Losses by reason of such settlement or judgment. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement unless such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such proceeding for which such Indemnified Party would be entitled to indemnification hereunder (whether or not any Indemnified Party is a party thereto) and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(d) Contribution. If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section 8 would otherwise apply by its terms (other than by reason of exceptions provided in this Section 8), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall have a joint and several obligation to contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such statement or omission. The amount paid or payable by an Indemnified Party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any proceeding, to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 8(a) or 8(b) was available to such party.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), a selling Holder shall not be required to contribute, in the aggregate, any amount in excess of such Holder’s Maximum Contribution Amount. A selling Holder’s “Maximum Contribution Amount” shall equal the excess of (i) the aggregate proceeds received by such Holder pursuant to the sale of such Registrable Securities over (ii) the aggregate amount of damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute pursuant to this Section 8(d) are several in proportion to the respective number of Registrable Securities held by each Holder hereunder and not joint.

The indemnity and contribution agreements contained in this Section 8 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

Section 9. Rule 144A and Rule 144.

The Company covenants that it shall (a) file the reports required to be filed by it (if so required) under the Securities Act and the Exchange Act in a timely manner and, if at any time the Company is not required to file such reports, it will, upon the written request of any Holder of Registrable Securities, make publicly available other information necessary to permit sales pursuant to Rule 144 and 144A and (b) take such further action as any Holder may reasonably request in writing, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act pursuant to the exemptions provided by Rule 144 and Rule 144A. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such information and requirements.

Section 10. Miscellaneous.

(a) Remedies. The Company acknowledges and agrees that any failure by the Company to comply with its obligations under Section 4 and Section 6 hereof may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any Holder may obtain such relief as may be required to specifically enforce the Company’s obligations under Section 4 and Section 6 hereof.

(b) No Inconsistent Agreements. The Company has not granted any person registration rights with respect to its securities (other than as set forth in this Agreement and the Registration Rights Agreement, dated as of November 15, 2011, between the Company and the Initial Purchaser) and will not on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The Company has not entered and will not enter into any agreement with respect to any of its securities that will grant to any Person piggy-back rights with respect to the Shelf Registration Statement.

(c) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, other than with the prior written consent of the Holders of not less than a majority of the Registrable Securities outstanding in circumstances that would adversely affect any Holders of Registrable; provided, however, that Section 8 and this Section 10(c) may not be amended, modified or supplemented without the prior written consent of each Holder.

(d) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, next-day air courier or facsimile:

(1) if to a Holder, at the most current address given by such Holder to the Company or Warrant Agent;

(2) if to the Company, its the address as follows:

Green Field Energy Services, Inc.

4023 Ambassador Caffery Parkway

Suite 200

Lafayette, LA 70503

Facsimile: (337) 988-6693

Attention: Chief Executive Officer

with a copy to:

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Facsimile: (713) 546-5401

Attention: Michael Chambers

(3) if to the Initial Purchaser, at its address as follow:

Jefferies & Company, Inc.

520 Madison Avenue

New York, NY 10022

Facsimile: (646) 786-5061

Attention: General Counsel

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged by recipient’s facsimile machine operator, if sent by facsimile transmission; and on the day delivered, if sent by overnight air courier guaranteeing next day delivery.

(e) Third Party Beneficiaries. It is expressly understood and agreed that each Holder is intended to be a beneficiary of the Company’s covenants contained in this Agreement to the same extent as if those covenants were made directly to such Holder by the Company, and each such Holder shall have the right to take action against the Company to enforce, and obtain damages for any breach of, those covenants.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, including, without limitation and without the need for an express assignment, subsequent Holders of Warrants.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITS AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY IRREVOCABLY CONSENTS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

(j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(k) Securities Held by the Company. Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its Affiliates (other than subsequent Holders of Registrable Securities if such subsequent Holders are deemed to be Affiliates solely by reason of their holdings of such Registrable Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(l) Entire Agreement. This Agreement, together with the Purchase Agreement and the Warrant Agreement, is intended by the parties as a final and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and any and all prior oral or written agreements, representations, or warranties, contracts, understanding, correspondence, conversations and memoranda between the Initial Purchaser on the one hand and the Company on the other, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest with respect to the subject matter hereof and thereof are merged herein and replaced hereby

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GREEN FIELD ENERGY SERVICES, INC.

By:	/s/ Michel B. Moreno
Name: Michel B. Moreno
Title: Chief Executive Officer

Equity Registration Rights Agreement

ACCEPTED AND AGREED TO:

JEFFERIES & COMPANY, INC.

By:	/s/ Craig Zaph
Name: Craig Zaph
Title: Managing Director

Equity Registration Rights Agreement